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                                                                   Exhibit 10.88

                                LICENSE AGREEMENT

      This License Agreement is entered into and made effective as of this ____day of June, 1999, by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation ("Scripps") located at 10550 North Torrey Pines Road, La Jolla, California 92037, and STEMCELLS, INC., a California corporation ("Licensee") with offices at 701 George Washington Highway, Lincoln, Rhode Island 02865, a wholly-owned subsidiary of CytoTherapeutics, Inc. ("CTI"), with respect to the facts set forth below.

                                    RECITALS

      A. Scripps and Licensee have entered into a Research Funding and Option Agreement effective as of November 14, 1997 (the "Research Agreement"), pursuant to which Licensee agreed to fund certain research conducted in Dr. Nora Sarvetnick's laboratory at Scripps (the "Research Program").

      B. Scripps is engaged in fundamental scientific biomedical and biochemical research, including research relating to pancreatic stem and progenitor cells, as more particularly described herein.

      C. Licensee is engaged in research and development of stem and progenitor cells for the diagnosis, treatment and prophylaxis of diseases and other conditions in humans and animals.

      D. Scripps has disclosed to Licensee certain technology described in that certain invention disclosure, a copy of which is attached hereto as Exhibit A and incorporated herein by reference (the "Invention(s)")

      E. Scripps has the exclusive right to grant a license to the technology described in Exhibit A, subject to certain rights of the U.S. Government to use such technology for its own purposes, resulting from the receipt by Scripps of certain funding from the U. S. Government.

      F. Scripps desires to grant to Licensee, and Licensee wishes to acquire, an exclusive worldwide right and license to the technology described in the Exhibit A and to certain patent rights and know-how of Scripps with respect thereto, subject to the terms and conditions set forth herein, with a view to developing and marketing products within the Field (as defined below).

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Scripps and Licensee hereby agree as follows:

      1. Definitions. Capitalized terms shall have the meaning set forth below.


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      1.1 Affiliate. The term "Affiliate" shall mean any entity which directly or indirectly controls, is controlled by or is under common control with Licensee. The term "control" as used herein means the possession of the power to direct or cause direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

      1.2 Confidential Information. The term "Confidential Information" shall mean any and all proprietary or confidential information of Scripps or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that it:

            (a) Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

            (b) Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party's employees); or

            (c) Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

            (d) Has been published by a third party as a matter of right.

      1.3 Field. The term "Field" shall mean all medical applications of the Scripps Patent Rights and Scripps Technology in humans and animals.

      1.4 Licensed Product. The term "Licensed Product" shall mean a product, the manufacture, sale or use of which would but for the license granted herein, infringe a Valid Claim in the country for which such product is sold. Without limiting the foregoing, Licensed Product shall also include a product the manufacture, sale or use of a particular product would but for the license granted herein infringe a Valid Claim in the United States and at least two (2) Major Countries, in such case irrespective of where such product is made, sold or used and irrespective of whether such product is covered by a Valid Claim in the country where sold.

      1.5 Major Countries. The term "Major Countries" shall mean France, Germany, Italy and the United Kingdom.

      1.6 Net Sales. The term "Net Sales" shall mean the total amount invoiced to third parties on sales of Licensed Products by Licensee, its Affiliates, or Sublicensees, for which royalties are due under Article 3 below, less the following reasonable and customary deductions to the extent applicable to such invoiced amounts: (i) all trade, cash and quantity credits, discounts, refunds or government rebates; (ii) amounts for claims, allowances or credits for returns, retroactive price reductions, or chargebacks; (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax); and (iv) provisions for uncollectible accounts determined in accordance with reasonable accounting practices, consistently applied to all


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products of the selling party; provided, however, that in the case of
Patient-Specific Licensed Products, "Net Sales" shall equal thirty percent (30%) of the foregoing amounts (after the deductions described in (i) through (iv) above). For purposes of the foregoing, it is understood that Net Sales shall include only the amount invoiced for materials consisting of Licensed Products (less the foregoing deductions and adjustments) and shall not include charges related to services (other than cell separation and expansion) performed in connection with the sale of such Licensed Products; accordingly, Net Sales shall not include, without limitation, charges for apheresis, reinfusion, surgical procedures, hospital stays or the like. For the removal of doubt, Net Sales shall not include sales by Licensee to its Affiliates for resale, provided that if Licensee sells a Licensed Product to an Affiliate for resale, Net Sales shall include the amounts invoiced by such Affiliate to third parties on the resale of such Licensed Product. In the event that Licensee grants a sublicense hereunder, and receives payments based upon the Sublicensee's sales of Licensed Products, Licensee may upon approval by Scripps, which approval shall not be unreasonably withheld, substitute the definition of "Net Sales," used by the Sublicensee to calculate payments to Licensee in place of the foregoing definition of "Net Sales" for purposes of calculating royalties payable to Scripps on such Sublicensee's sales.

      1.7 Patient-Specific Licensed Product. The term "Patient-Specific Licensed Product shall mean a Licensed Product that includes either (i) autologous cells from the patient; or (ii) nonautologous cells that otherwise are not intended for use in all patients (such as Licensed Products that are fetal cells expressing an HLA-type compatible with the particular patient but not optimally compatible with patients who have a different HLA type).

      1.8 Scripps Patent Rights. The term "Scripps Patent Rights" shall mean all rights resulting from:

            (a) all worldwide patent and patent applications claiming the Scripps Technology described in Exhibit A hereto (the "Existing Patents"); and

            (b) all divisions, continuations, continuations-in-part, patents of addition, and substitutions of the Existing Patents, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing patents to the extent the same claim Scripps Technology.

      From time to time during the term of this Agreement the parties agree to record and update on Exhibit B all patents and patent applications within the Scripps Patent Rights

      In the event that Scripps and Licensee are joint owners of an invention by reason of the fact that personnel of both Scripps and Licensee are joint inventors of such invention, it is understood that the Scripps Patent Rights include only Scripps' rights as a joint owner of the patent applications and patents that claim such joint invention.

      1.9 Scripps Technology. The term "Scripps Technology" shall mean so much of the technology as is proprietary to Scripps that was developed in performance of the Research Program and in the disclosure provided to Licensee pursuant to
Section 3.2 or 3.3 of the Research


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Agreement, a copy of which is attached as Exhibit A hereto and incorporated herein by reference, together with materials, information and know-how related thereto from the Research Program as described Exhibit A whether or not the same is eligible for protection under the patent laws of the United States or elsewhere, and whether or not any such processes and technology, or information related thereto, would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition.

      1.10 Sublicensee. The term "Sublicensee" shall mean any non-Affiliate third party to whom Licensee has granted the right to manufacture and sell Licensed Products, with respect to Licensed Products made and sold by such third party.

      1.11 Valid Claim. The term "Valid Claim" shall mean a claim of an issued and unexpired patent or a claim of a pending patent application within the Scripps Patent Rights which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal. Notwithstanding the foregoing provisions of this Section 1.11, if a claim of a pending patent application within the Scripps Patent Rights has not issued as a claim of an issued patent within the Scripps Patent Rights, within five (5) years after the filing date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement.

2. License Terms and Conditions.

      2.1 Grant of License.

      (a) Scripps hereby grants to Licensee an exclusive, worldwide license, including the right to sublicense, to: make, use, sell, import, export or otherwise distribute Licensed Products; practice any method, process or procedure, and otherwise exploit the Scripps Patent Rights; and to have any of the foregoing performed on its behalf by a third party, in each case solely within the Field, subject to the terms of this Agreement.

      (b) Scripps hereby grants to Licensee a non-exclusive, worldwide license, including the right to sublicense to and under the Scripps Technology for the purpose of exercising its rights and licenses under the Scripps Patent Rights.

      2.2 Royalties. In consideration for the exclusive license granted pursuant to Section 2.1 hereof, Licensee shall pay to Scripps a continuing royalty the following percentages of Net Sales of each Licensed Product by Licensee, its Affiliates and Sublicensees: (i) two percent (2%) of Net Sales in Patent Countries and (ii) one percent (1%) in Non-Patent Countries. For purposes of calculating royalties due hereunder, a "Patent Country" shall mean, with respect to a particular Licensed Product, a country in which at the time of the sale of such Licensed Product in such country, the manufacture, use or sale of such Licensed Product would infringe a Valid Claim in


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such country; and a "Non-Patent Country" shall mean, with respect to such
Licensed Product, a country which a the time of sale of such Licensed Product in such country is not a Patent Country.

      2.3 Milestone Payments. As additional consideration for the exclusive license granted pursuant to Section 2.1 hereof, Licensee agrees to pay to Scripps upon the first occurrence of each milestone specified below for the first Licensed Product to meet such milestone:

            MILESTONES                                             PAYMENT
            ----------                                             -------

1.    First initiation of Phase II Trials for the first           $50,000
      Licensed Product.

2.    First initiation of Phase III Trials for the first          $125,000
      Licensed Product.

3.    First receipt of government approval to                     $250,000
      market and distribute the first Licensed
      Product in the United States or the first Major
      Country.

For purposes of the foregoing milestones, "Phase II Trials" shall mean that portion of the clinical studies for the FDA submission and approval process which provides for the initial trials of a Licensed Product for the purposes of determining the efficacious therapeutic dose range and evaluating safety in the proposed therapeutic indication as more fully defined in 21 C.F.R. ss. 312.21(b), or a similar clinical study in a country other than the United States; and "Phase III Trials" shall mean that portion of the clinical studies for the FDA submission and approval process which provides for trials of a Licensed Product on sufficient numbers of patients to establish the safety and efficacy of such Licensed Product to support regulatory approval in the proposed application as more fully defined in 21 C.F.R. ss. 3122.21(c), or similar clinical study in a country other than the United States.

      2.4 Combination Products.

            2.4.1 Definition of Combination Product. As used herein, the term "Combination Product" shall mean a Licensed Product which cannot be manufactured, used or sold without infringing Scripps Patent Rights licensed hereunder in the country where sold which is sold with another product, component or service for which no royalty would be due hereunder if sold separately.

            2.4.2 Royalty Payable on Combination Products. The royalty payable on Combination Products shall be the royalty rate set forth in Section 2.2 above based on a pro rata portion of Net Sales of Combination Products in accordance with the following formula:

                              A
                              X= -


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                              A + B, where

                  X = the pro rata portion of Net Sales attributable to Scripps Patent Rights or other Scripps Technology licensed herein (expressed as a percentage), and

                  A = the fair market value of the Licensed Product component, and

                  B = the fair market value of all other components (product, component or service) in the Combination Product.

The fair market values described above shall be determined by the parties hereto in good faith. Notwithstanding the foregoing, in the event that there is no separate fair market values of the Licensed Product and such other product(s), component(s) and/or services(s), then the Net Sales shall be as reasonably allocated by Licensee between such Licensed Product and such other product(s), component(s) and/or service(s), based upon their relative importance and proprietary position, subject to the consent of Scripps, which consent shall not be unreasonably withheld.

      2. 5 Multiple Royalties. If Licensee, its Affiliate or Sublicensee is required to pay a non-Affiliate third party amounts with respect to a Licensed Product under agreements for patent rights or other technologies which Licensee, its Affiliate or Sublicensee, in its reasonable judgment, determines are necessary or desirable to license or acquire with respect to such Licensed Product, Licensee may deduct such amount owing to such non-Affiliate third parties (prior to any reductions) from the royalty owing to Scripps for the sale of such Licensed Product pursuant to Section 2.2 above. Notwithstanding the foregoing provisions of this Section 2.5, in no event shall the royalties due to Scripps pursuant to Section 2.2 above be so reduced to less than fifty percent (50%) of the amount that would otherwise be due Scripps thereunder.

      2.6 Quarterly Payments.

            2.6.1 Sales by Licensee. With regard to Net Sales made by Licensee or its Affiliates, royalties shall be payable by Licensee quarterly, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made.

            2.6.2 Sales by Sublicensees. With regard to Net Sales made by Sublicensees of Licensee or its Affiliates, royalties shall be payable by Licensee quarterly, within ninety (90) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products by such Sublicensee during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made by such Sublicensee.

      2. 7 Term of License. Unless terminated sooner in accordance with the provisions of this Agreement, the term of this license shall expire when the last of the royalty obligations set forth has expired (i.e., until expiration, revocation or invalidation of the last patent or the abandonment of the


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last application within the Scripps Patent Rights, whichever is later).
Notwithstanding the foregoing, if applicable government regulations require a shorter term and/or a shorter term of exclusivity than provided for herein, then the term of this License Agreement shall be so shortened or this License Agreement shall be amended to provide for a non-exclusive license, and, in such event, the parties shall negotiate in good faith to reduce appropriately the royalties payable as set forth under the section heading "Royalties" hereof. Notwithstanding anything herein to the contrary, Licensee's license under
Section 2.l(b) with respect to the Scripps Technology shall survive the expiration, (but not an earlier termination, except as provided in Section 8.6 below) of this Agreement.

      2.8 Sublicense. Licensee shall have the sole and exclusive right to grant sublicenses to any party with respect to the rights conferred upon Licensee under this Agreement, provided, however, that any such sublicense shall be subject in all respects to the restrictions, exceptions, royalty obligations, reports, termination provisions, and other provisions contained in this Agreement. Without limiting the foregoing, Licensee agrees to provide Scripps a copy of each such sublicense agreement within thirty (30) days of the execution thereof. Licensee shall pay Scripps, or cause its Affiliate or Sublicensee to pay Scripps, the same royalties on all Net Sales of such Affiliate or Sublicensee the same as if said Net Sales had been made by Licensee. Each Affiliate and Sublicensee shall report its Net Sales to Scripps through Licensee, which Net Sales shall be aggregated with any Net Sales of Licensee for purposes of determining the Net Sales upon which royalties are to be paid to Scripps.

      2.9 Reports. Licensee shall furnish to Scripps at the same time as each royalty payment is made by Licensee, a detailed written report of Net Sales of the Licensed Products and the royalty due and payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product and country-by-country basis, for the calendar quarter upon which the royalty payment is based.

      2.10 Records. Licensee shall keep, and cause its Affiliates and Sublicensees to keep, full, complete and proper records and accounts of all sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product to be determined. Scripps shall have the right to appoint an independent certified public accounting firm approved by Licensee, which approval shall not be unreasonably withheld, to audit the records of Licensee, its Affiliates and Sublicensees as necessary to verify the royalties payable pursuant to this Agreement. Licensee, its Affiliates and Sublicensees shall pay to Scripps an amount equal to any additional royalties to which Scripps is entitled as disclosed by the audit, plus interest thereon at the rate of one and one-half percent (1.5%) per month. Such audit shall be at Scripps' expense; provided, however, that if the audit discloses that Scripps was underpaid royalties with respect to the period covered by the audit by at least five percent (5%), then Licensee, its Affiliates or Sublicensee, as the case may be, shall reimburse Scripps for all reasonable out-of-pocket audit costs. Scripps may exercise its right of audit as to each of Licensee, its Affiliates or Sublicensees no more frequently than once in any calendar year. The accounting firm shall disclose to Scripps only information relating to the accuracy of the royalty payments. Licensee, its Affiliates and Sublicensees shall preserve and maintain all such records required for audit for a period of three (3) years after the calendar quarter to which the record applies.


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      2.11 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to Scripps in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the county where the sale was made on which the royalty was based to the credit and account of Scripps or its nominee in any commercial bank or trust company of Scripps' choice located in that country, prompt written notice of which shall be given by Licensee to Scripps and except as set forth in Section 2.10 above, Licensee shall have no further obligation with respect to such royalties.

      2.12 Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country for the accounts of Scripps shall be promptly paid by Licensee for and on behalf of Scripps to the appropriate governmental authority, and Licensee shall use its best efforts to furnish Scripps with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on Scripps' behalf shall be deducted from royalty payments due Scripps hereunder.

      2.13 Single Payments. The parties hereto acknowledge that the parties may enter into multiple license agreements with respect to technologies arising out of the Research Agreement, including this Agreement (collectively, the "Scripps License Agreements") pursuant to which Licensee will owe royalties and milestone payments. Notwithstanding anything herein to the contrary, with respect to any unit of Licensed Product only a single royalty shall be due to Scripps at the highest applicable rate for such unit regardless if such Licensed Product is covered by more than one Valid Claim or would be a Licensed Product under more than one Scripps License Agreement. (For example, if a product sold by Licensee is a Licensed Product under this Agreement for which Licensee owes Scripps a royalty of 2% of Net Sales and Licensee would otherwise owe Scripps a royalty of 1% of Net Sales of such product under another Scripps License Agreement, Licensee's royalty obligation to Scripps shall be fulfilled by paying Scripps 2% of Net Sales with respect to sales of such License Product.) Likewise, with respect to the milestone payments under Section 2.3 above, once such milestone payment has been paid for a Licensed Product under any Scripps License Agreement then Licensee's obligation to pay such milestone shall be deemed to be fulfilled with respect to all Scripps License Agreement, regardless of whether the product for which such a milestone payment was paid was a "Licensed Product" for purposes of a particular Scripps License Agreement or not. (For example, if a Licensee initiates Phase II Trials for a product, which product falls within the definition of "Licensed Product" under this Agreement and pays Scripps the corresponding $50,000 payment, Licensee shall have no further obligation to pay any amounts to Scripps with respect to any other product under any Scripps License Agreement upon the initiation of Phase II Trials for a Licensed Product whether or not the product for which Licensee initially paid such milestone payment is a Licensed Product for purposes of any other Scripps License Agreement.)

3. Patent Matters.


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      3.1 Patent Prosecution and Maintenance. From and after the date of this
Agreement, the provisions of this Section 3 shall control the prosecution and maintenance of any patent or patent application included within Scripps Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, Scripps shall direct and control (i) the preparation, filing and prosecution of the United States and foreign patent applications within Scripps Patent Rights (including any interferences and foreign oppositions) and (ii) maintain the patents issuing therefrom. Scripps shall select the patent attorney, subject to Licensee's written approval, which approval shall not be unreasonably withheld. Both parties hereto agree that Scripps may, at its sole discretion, utilize Scripps' Office of Patent Counsel in lieu of outside counsel for patent prosecution and maintenance described herein, and the fees and expenses incurred by Scripps with respect to work done by such Office of Patent Counsel shall be paid as set forth below. Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to Scripps Patent Rights. Scripps shall use its best efforts to implement all reasonable requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Scripps Patent Rights.

      3.2 Information to Licensee. Scripps agrees to use reasonable efforts to
(i) keep Licensee informed as to the filing, prosecution and maintenance of patents and patent applications within the Scripps Patent Rights, (ii) furnish to Licensee copies of documents relevant to any such filing, prosecution and maintenance and (iii) allow Licensee reasonable opportunity to comment on documents filed with any patent office which would affect the Scripps Patent Rights or Licensee' rights hereunder.

      3.3 Patent Costs. Licensee acknowledges and agrees that Scripps does not have independent funding to cover patent costs, and that the license granted hereunder is in part in consideration for Licensee's assumption of patent costs and expenses as described herein. Licensee shall pay for all expenses incurred by Scripps pursuant to Section 3.1 hereof. In addition, Licensee agrees to reimburse Scripps for all patent costs and expenses paid or incurred by Scripps to date inconnection with Scripps Patent Rights licensed hereunder. Licensee agrees to pay all such past and future patent expenses directly or to reimburse Scripps for the payment of such expenses within sixty (60) days after Licensee receives an itemized invoice therefor. In the event Licensee elects to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Scripps Patent Rights, any such patent application or patent shall be excluded from the definition of Scripps Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to Scripps and may be freely licensed by Scripps. Licensee shall give Scripps at least sixty (60) days' prior written notice of such election. No such notice shall have any effect on Licensee's obligations to pay expenses incurred up to the effective date of such election.

      3.4 Ownership. Subject to any joint or mutual ownership of Licensee by virtue of joint inventorship of inventions covered therein, the patent applications filed and patent applications obtained by Scripps pursuant to
Section 3.1 hereof shall be owned solely by Scripps, assigned to Scripps and deemed a part of Scripps Patent Rights.


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      3.5 Scripps Right to Pursue Patent. If at any time during the term of this
Agreement, Licensee's rights with respect to Scripps Patent Rights are terminated, Scripps shall have the right to take whatever action Scripps deems appropriate to obtain or maintain the corresponding patent protection at its own expense. If Scripps pursues patents under this Section 3.5, Licensee agrees to cooperate fully, including by providing, at no charge to Scripps, all appropriate technical data and executing all necessary legal documents.

      3.6 Prosecution by Licensee. If Scripps elects not to file, prosecute or maintain any patent application or patent within the Scripps Patent Rights or pay any fee related thereto, in any country Scripps shall promptly notify Licensee of such election, but in no case later than sixty (60) prior to any required action relating to the filing, prosecution or maintenance of such patent application or patent. In such event, if Licensee elects to take over the filing, prosecution and/or maintenance of one or more patents or patent applications within the Scripps Patent Rights, Licensee shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such patent applications or patents within the Scripps Patent Rights at its own expense. In which case Licensee shall keep Scripps reasonably informed on matters regarding such filing, prosecution and maintenance.

      3.7   Infringement.

            3 .7.1 Enforcement. If either party determines that a third party is making, using or selling a product that may infringe the Scripps Patent Rights, that party shall notify the other party in writing.

            (a) Licensee shall have the first right (itself or through others), at its sole option, to bring suit to enforce the Scripps Patent Rights, and/or to defend any declaratory judgment action with respect thereto, in each case with respect to the manufacture, sale or use of a product within the Field; provided, however, that Licensee shall keep Scripps reasonably informed as to the defense and/or settlement of such action. Scripps shall have the right to participate in any such action with counsel of its own choice at its own expense.

            (b) In the event Licensee elects not to initiate an action to enforce the Scripps Patent Rights against a commercially significant infringement by a third party within the Field, within one (1) year of a request by Scripps to do so, (or within such shorter period which may be required to preserve the legal rights of Scripps under the laws of the relevant government), Scripps may initiate such action at its expense with Licensee's prior written consent, which consent shall not be unreasonably withheld. Licensee shall have the right to participate in any such action with counsel of its own choice at its own expense.

            (c) All recoveries received by a party from an action to enforce the Scripps Patent Rights shall be first applied to reimburse the controlling party's and then the non-controlling party's unreimbursed expenses, including without limitation, reasonable attorney's fees and court costs. Any remainder shall, to the extent the same pertains to an infringement of the Scripps Patent Rights, be divided seventy percent (70%) to Licensee and thirty percent (30%) to Scripps.


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            3.7.2 Defense. If Licensee, its Affiliate, Sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that dominate a claim of the Scripps Patent Rights or that cover other Related Material with respect to the manufacture, use, distribution or sale of a Licensed Product, Licensee will promptly notify Scripps. As between the parties to this Agreement, Licensee will be entitled to control the defense in any such action(s) and withhold one-half (1/2) of the royalties related to such Licensed Product otherwise payable to Scripps and use the withheld royalties to reimburse the legal defense costs, attorneys' fees and liability incurred in such infringement suit(s). Notwithstanding the foregoing, Licensee agrees to withhold only that portion of such royalties as may reasonably be necessary to reimburse amounts in accordance with this Section 3.7.2. If Licensee is required to pay a royalty to a third party to make and/or sell a Licensed Product as a result of a final judgment or settlement, such amounts may be deducted from the running royalties payable to Scripps hereunder in relation to such Licensed Product; provided that such royalties shall not be so reduced by more than fifty percent (50%). Subject to the provisions of Section 4.3 below, Licensee agrees to indemnify and hold Scripps harmless from any costs, expenses or liability arising out of all such infringements or charges of infringement.

            3.7.3 Cooperation. In any suit, action or other proceeding in connection with enforcement and/or defense of the Scripps Patent Rights, each party hereto agrees to cooperate fully, including without limitation by joining as a party plaintiff and executing such documents as the other party may reasonably request. Without limiting the foregoing, upon the request of and, at the expense of a party controlling any suit, action or other proceeding pursuant to this Article 3, the other party shall make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in such other party's possession.

            3.7.4 No Implied Obligations. Except as expressly provided in this
Section 3.7, neither party has any obligation to bring or prosecute actions or suits against any third party for patent infringement.

4. Obligations Related to Commercialization.

      4.1 Commercial Development Obligation. In order to maintain the license granted hereunder in force, Licensee shall use reasonable efforts and due diligence to develop Scripps Technology and Scripps Patent Rights which are licensed hereunder into commercially viable Licensed Products, as promptly as is reasonably and commercially feasible, and thereafter to produce and sell reasonable quantities of Licensed Products. Licensee shall keep Scripps generally informed as to Licensee's progress in such development, production and sale, including its efforts, if any, to sublicense Scripps Technology and Scripps Patent Rights, and Licensee shall deliver to Scripps an annual written report and such other reports as Scripps may reasonably request. The parties hereto acknowledge and agree that achievement of mutually agreeable milestones shall be evidence of compliance by Licensee with its commercial development obligations hereunder. Notwithstanding the foregoing, if Licensee believes that it cannot, within the exercise of prudent and reasonable business judgment, perform any mutually agreed upon milestones within the time period required therefor, Licensee may request an extension of time for the performance date to a date that Licensee believes to be reasonable and prudent and Scripps shall agree to any requested extension which is not more than one (l) year in length from the originally required date and will not unreasonably withhold consent to requests for longer extensions. In the event Scripps has a reasonable basis to believe that Licensee is not using reasonable efforts and due diligence as required hereunder, upon notice by Scripps to Licensee which specifies the basis for such belief, Scripps and Licensee shall negotiate in good faith to attempt to mutually resolve the issue. In the event Scripps and Licensee cannot agree upon any matter related to Licensee's commercial development obligations, the parties agree to utilize arbitration pursuant to Section 10.2 hereof in order to resolve the matter. If the arbitrator determines that Licensee has not complied with its obligations hereunder, and such default is not cured within sixty (60) days after the arbitrator's decision, Scripps may terminate Licensee's rights under this Agreement.

      4.2 Governmental Approvals and Marketing of Licensed Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale and use of any Licensed Product, at Licensee's expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product.

      4.3 Indemnity. Licensee hereby agrees to indemnify, defend and hold harmless Scripps and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product or any claims arising from the use of any Scripps Patent Rights or Scripps Technology pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of Licensee, as well as any member of the general public. Notwithstanding the foregoing, Licensee's obligation to provide indemnification under this Section 4.3 shall be subject to each party seeking indemnification hereunder (i) promptly notify Licensee in writing of any claim, suit or proceeding with respect to which the party intends to claim such indemnification, (ii) give Licensee sole control of the defense and/or settlement thereof, and (iii) provide Licensee, at Licensee's expense, with reasonable assistance and full information with respect to such claim, suit or proceeding. Licensee shall not settle any claim, suit or proceeding subject to this Section 4.3 or otherwise consent to an adverse judgment in such claim, suit or proceeding if the same materially diminishes the rights or interests of the indemnified party without the express written consent of such party. Licensee shall have no obligation for any claim, suit or proceeding if the party seeking indemnification makes any settlement regarding such claim, suit or proceeding without the prior written consent of Licensee, which consent shall not be unreasonably withheld. Licensee shall use its best efforts to have Scripps and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents named as additional insured parties on any product liability insurance policies maintained by Licensee, its Affiliates and sublicensees applicable to Licensed Products.

      4.4 Patent Marking. To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

      4.5 No Use of Name. Except as required by law, the use of the name "The Scripps Research Institute", " Scripps", or any variation thereof in connection with the advertising or sale of Licensed Products is expressly prohibited.

      4.6 U.S. Manufacture. To the extent required by applicable United States laws, if at all, Licensee agrees that Licensed Products will be manufactured in the United States, or its territories, subject to such waivers as may be required, or obtained, if at all, from the United States Department of Health and Human Services, or its designee.

      4.7 Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

5. Limited Warranty. Scripps hereby represents and warrants that subject to the rights of the United States Government (i) it has sole right and power to enter into this Agreement and grant the rights and licenses granted herein; (ii) Scripps is and shall be the owner of the entire right, title, and interest in and to the Scripps Patent Rights; (iii) Scripps has not previously granted and will not grant any rights in the Scripps Patent Rights that are inconsistent with the rights and licenses granted to Licensee herein; and (iv) to the best of its knowledge, there are no claims of third parties that would call into question the rights of Scripps to grant to Licensee the rights contemplated hereunder. EXCEPT AS PROVIDED IN THIS SECTION 5, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF. SPECIFICALLY, SCRIPPS MAKES NO OTHER WARRANTIES CONCERNING SCRIPPS PATENT RIGHTS OR SCRIPPS TECHNOLOGY COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO SCRIPPS PATENT RIGHTS, SCRIPPS TECHNOLOGY OR ANY LICENSED PRODUCT. SCRIPPS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF SCRIPPS PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING SCRIPPS PATENT RIGHTS OR SCRIPPS TECHNOLOGY COVERED BY THIS AGREEMENT.

6. Interests in Intellectual Property Rights.

      6.1 Preservation of Title. Scripps shall retain full ownership and title to Scripps Technology, and Scripps Patent Rights licensed hereunder and shall use its reasonable best efforts to preserve and maintain such full ownership and title, subject to Licensee fully performing all of its obligations under this Agreement.

      6.2 Royalty-free License to Improvements. Licensee hereby grants to Scripps a non-exclusive, royalty-free license to any improvement to Scripps Technology developed by Licensee during the term of this Agreement, to use for Scripps own non-commercial research purposes or grant to other nonprofit institutions for their non-commercial research purposes.

      6.3 Governmental Interest. Licensee and Scripps acknowledge that Scripps has received, and expects to continue to receive, funding from the United States Government in support of Scripps' research activities. Licensee and Scripps acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to Scripps' obligations and the rights of the United States Government, if any, which arise or result from Scripps' receipt of research support from the United States Government, including without limitation, the grant by Scripps to the United States a non-exclusive, irrevocable, royalty-free license to Scripps Technology and Scripps Patent Rights licensed hereunder for governmental purposes.

      6.4 Reservation of Rights. Scripps reserves the right to use for any non-commercial research purposes and the right to allow other nonprofit institutions to use for any non-commercial research purposes any Scripps Technology and Scripps Patent Rights licensed hereunder, without Scripps or such other institutions being obligated to pay Licensee any royalties or other compensation.

7. Confidentiality and Publication.

      7.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement and for ten ( 10) years thereafter, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

      7.2 Permitted Usage. Notwithstanding the provisions of Section 7.1 above, the receiving party may use or disclose Confidential Information of the disclosing party to the extent necessary to exercise its rights hereunder (including commercialization and/or sublicensing of Scripps Patent Rights and Scripps Technology) or fulfill its obligations and/or duties hereunder and in filing for, prosecuting or maintaining any proprietary rights, prosecuting or defending litigation, complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities; provided that if the receiving party is required by law to make any public disclosures of Confidential Information of the disclosing party, to the extent it may legally do so, it will give reasonable advance notice to the disclosing party of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

      7.3 Publications. Licensee agrees that Scripps shall have a right to publish in accordance with its general policies and subject to Section 6.2 of the Research Agreement.

      7.4 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with
Section 7.3 of this Agreement shall not be construed as publicity governed by this Section 7.4.

8. Term and Termination.

      8.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall terminate as provided in Section 2.7 hereof.

      8.2 Termination Upon Default. Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of thirty (30) days after receipt of a written notice requesting the payment of such amount; (ii) the failure of a party to perform any material obligation required of its to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default. Upon the occurrence of any event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.

      Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party. Termination pursuant to this Section 8.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

      Notwithstanding the foregoing provisions of this Section 8.2, if the party alleged to be in default of this Agreement disputes in good faith such default within the applicable cure period, the other party's right to terminate shall be stayed until it has been determined in accordance with Section 10.2 below of this Agreement that the party alleged to be in default was actually in default and such defaulting party fails to comply with its obligations hereunder within the applicable cure period.

      8.3 Termination Upon Bankruptcy or Insolvency. This Agreement may be terminated by Scripps giving written notice of termination to Licensee upon the filing of bankruptcy or bankruptcy of Licensee or the appointment of a receiver of any of Licensee's assets, or the making by Licensee of any assignment for the benefit of creditors, or the institution of any proceedings against Licensee under any bankruptcy law which proceeding is not dismissed with prejudice within ninety (90) days from its initiation. Termination shall be effective upon the date specified in such notice.

      8.4 Termination by Licensee. Any provision herein notwithstanding, Licensee may terminate this Agreement, in its entirety or as to any particular patent or patent application within the Scripps Patent Rights, or as to any particular Licensed Product, at any time by giving Scripps at least ninety (90) days prior written notice. From and after the effective date of a termination under this Section 8.4 with respect to a particular patent or application, such patent(s) and patent application(s) in the particular country shall cease to be within the Scripps Patent Rights for all purposes of this Agreement, and all rights and obligations of Licensee with respect to such patent(s) and patent application(s) shall terminate. From and after the effective date of a termination under this Section
8.3 with respect to a particular Licensed Product, the license granted under
Section 2.1 above shall terminate with respect to such Licensed Product, and the same shall cease to be a Licensed Product for all purposes of this Agreement. Upon a termination of this Agreement in its entirety under this Section 8.4, all rights and obligations of the parties shall terminate, except as provided in
Section 8.5 below.

      8.5 Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of Licensee to make any and all reports and payments for the final quarter period. Provided, however, that upon such expiration, each party shall be required to continue to abide by its non-use and non-disclosure obligations as described in
Section 7.1, and Licensee shall continue to maintain records under Section 2.10 and abide by its obligation to indemnify Scripps as described in Section 4.3 and by its obligations under Section 6.2 hereof.

      8.6 Rights Upon Termination.

            8.6.1 Accrued Obligations. Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.

            8.6.2 Inventory. In the event this Agreement is terminated for any reason, Licensee shall provide Scripps with a written inventory of all Licensed Products that Licensee and its Affiliates have in process of manufacture, in use or in stock and Licensee and its Affiliates shall have the right to sell or otherwise dispose of such Licensed Products for a period not to exceed six (6) months from the effective date of such termination, all subject to the payment to Scripps royalties and provision of reports pursuant to this Agreement.

            8.6.3 Sublicenses. Upon termination of this Agreement by Scripps for any reason, any sublicense granted by Licensee hereunder shall survive, provided that upon request by Scripps, such Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement.

            8.6.4 Survival. Sections 2.10, 4.3, 6.2, 7.1 and 10 shall survive any termination of this Agreement. Except as otherwise provided in this Section 8, all rights and obligations of the parties under this Agreement shall terminate upon termination of this Agreement.

9. Assignment; Successors.

      9.1 Assignment. Neither this Agreement nor any rights granted hereunder may be assigned or transferred by Licensee except (i) to an Affiliate of Licensee or (ii) to a successor in interest to all or substantially all of the business assets of Licensee, whether by way of a merger, consolidation, sale of all or substantially all of Licensee's assets, change of control or similar transaction, without the prior written consent of Scripps.

      9.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Scripps and Licensee. Any such successor or assignee of Licensee's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee.

10. General Provisions.

      10.1 Independent Contractors. The relationship between Scripps and Licensee is that of independent contractors. Scripps and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Scripps and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

      10.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

            10.2.1 Location. The location of the arbitration shall be in the County of San Diego in the State of California.

            10.2.2 Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

            10.2.3 Discovery. Unless the parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

            10.2.4 Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

            10.2.5 Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

            10.2.6 Expenses. The expenses of the arbitration, including the arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

            10.2.7 Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

      10.3 Entire Agreement Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties. It is understood that the Research Agreement is separate and independent from this Agreement and termination of either agreement shall not operate to terminate or otherwise effect the rights and obligations of the parties under the other agreement.

      10.4 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

      10. 5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED

REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

      10.6 No Implied Obligations. Licensee's sole obligation to exploit the Scripps Patent Rights and Scripps Technology is as set forth in Section 4.1. Nothing in this Agreement shall be deemed to require Licensee to otherwise exploit the Scripps Patent Rights or Scripps Technology nor prevent Licensee from commercializing products similar to or competitive with a Licensed Product.

      10.7 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

      10.8 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

      10.9 No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

      10.10 Name. Whenever there has been an assignment by Licensee as permitted by this Agreement, the term "Licensee" as used in this Agreement shall also include and refer to, if appropriate, such assignee.

      10.11 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

      For Scripps       The Scripps Research Institute
                        10550 North Torrey Pines Road, TPC-9
                        La Jolla, California 92037
                        Attn: Director, Technology Development
                        Fax No.: (619) 784-9910

      For Licensee:     StemCells, Inc.

                        701 George Washington Highway
                        Lincoln, Rhode Island 02865
                        Attn: Research Director
                        Fax No.: (401) 333-0684

      with a copy to:   CytoTherapeutics, Inc.
                        701 George Washington Highway
                        Lincoln, Rhode Island 02865
                        Attn: General Counsel
                        Fax No.: (401) 334-9152

Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail, or (iii) the date notice is sent via telefax, telex or cable, (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

      10.12 Compliance with U. S. Laws. Nothing contained in this Agreement shall require or permit Scripps or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

      IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.


SCRIPPS:                                  LICENSEE:


THE SCRIPPS RESEARCH INSTITUTE            STEMCELLS, INC.


By: _______________________________       By: _______________________________

Name: _____________________________       Philip K. Yachmetz

Title: ____________________________       Senior Vice President


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